COMMERCE GROUP CORP. AND CONSOLIDATED SUBSIDIARIES

SCHEDULE IV (1)

INDEBTEDNESS OF RELATED PARTIES - NON CURRENT

YEARS ENDED MARCH 31, 2007, 2006, AND 2005

Commerce/Sanseb Joint Venture (Joint Venture)

Name of Person (1)	Balance at Beginning of Period (3)	Additions to Indebtedness (2)	Deletions to Indebtedness	Balance at End of Period (3)

Year ended March 31, 2007 Joint Venture	$55,153,966	$7,821,756	$0	$62,975,722

Year ended March 31, 2006 Joint Venture	$49,543,386	$5,610,580	$0	$55,153,966

Year ended March 31, 2005 Joint Venture	$44,885,390	$4,657,996	$0	$49,543,386

(1)

Commerce Group Corp. (90% ownership) and San Sebastian Gold Mines, Inc. (10% ownership), Joint Venture (“Joint Venture”); includes the advances from three of the Company’s subsidiaries.

(2)

The purpose of the advances is to continue the exploration, exploitation and development of the SSGM and the other mining prospects and activities managed by the Joint Venture which are located in the Republic of El Salvador, Central America.  Also, funds were used to retrofit, rehabilitate, repair and to renovate the San Cristobal Mill and Plant acquired by the Joint Venture for the purpose of producing gold.  The standby maintenance and holding costs are also included.  The addition to indebtedness is netted to include any adjustments for payments or credits.

(3)

Beginning with September 30, 1987, the total indebtedness excludes the advances of $590,265 from three of the Company’s subsidiaries.

San Sebastian Gold Mines, Inc. (SSGM)

Name of Person (1)	Balance at Beginning of Period	Additions to Indebtedness (2)	Deletions to Indebtedness	Balance at End of Period

Year ended March 31, 2007 SSGM	$42,304,616	$4,497,485	$0	$46,802,101

Year ended March 31, 2006 SSGM	$38,822,252	$3,482,364	$0	$42,304,616

Year ended March 31, 2005 SSGM	$36,340,906	$2,481,346	$0	$38,822,252

(1)

San Sebastian Gold Mines, Inc. (SSGM) in which Commerce Group Corp. owns 82 1/2% of its issued and outstanding common shares.

(2)

The advances to SSGM primarily consist of the interest due to the Company on SSGM’s outstanding indebtedness.